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                                                      Exhibit 10.32
                                                      -------------


                                  BIOGEN, INC.
                  VOLUNTARY EXECUTIVE SUPPLEMENTAL SAVINGS PLAN

                                 AMENDMENT NO. 1


      WHEREAS, Biogen, Inc. ("Biogen") adopted the Biogen, Inc. Voluntary Executive Supplemental Savings Plan (the "Plan") effective April 18, 1994, and

      WHEREAS, Section 7.1 of the Plan permits Biogen, by action of the Board of Directors of Biogen (or its delegate) to amend the Plan; and

      WHEREAS, Biogen desires to amend the Plan to increase the frequency by which a participant may change his designation of mutual funds with respect to which deemed investment results are determined;

      NOW, THEREFORE, the Plan is hereby amended effective May 1, 1997 as follows:

      Section 5.1 (Participant Accounts) is amended by deleting the second sentence of the second paragraph of subsection (c) thereof and replacing it with the following:

      "Thereafter, a participant may change his designation either with respect to the deemed investment of future savings deposits and matching credits or the deemed transfer of amounts from a previously designated mutual fund to another fund. The Committee shall establish the frequency by which such a change may be made, the method of making such a change, and the effective date of such a change and shall prescribe such other rules and procedures as it deems appropriate."

IN WITNESS WHEREOF, Biogen has caused this instrument to be executed by the individual duly authorized as of the 25th day of April, 1997.

                                         BIOGEN, INC.


                                         By:
                                             -----------------------------------
                                             Frank A. Burke, Jr.
                                             Vice President - Human Resources